                                                                    Exhibit 11.1


                            CENTURY ALUMINUM COMPANY
          STATEMENT RE:  CALCULATION OF EARNINGS PER COMMON SHARE AND
                            COMMON SHARE EQUIVALENT
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)




                                                    Three months ended     Six months ended
                                                          June 30,             June 30,
                                                    -------------------  --------------------
                                                     1996       1995       1996       1995
                                                   -------     -------    -------    -------
Primary:
    Net income . . . . . . . . . . . . . . . . . . $ 6,390     $18,475    $15,569    $42,505

    Weighted average common shares and common
    share equivalents outstanding . . . . . . . .   20,082      23,120     21,601     23,120
                                                   -------     -------    -------    -------

    Earnings per common share and common
    share equivalent. . . . . . . . . . . . . . .  $  0.32     $  0.80    $  0.72    $  1.84
                                                   =======     =======    =======    =======

Fully Diluted:
    Net income. . . . . . . . . . . . . . . . . .  $ 6,390     $18,475    $15,569    $42,505

    Weighted average common shares and common
    share equivalents outstanding. . . . . . . . .  20,103      23,120     21,612     23,120
                                                   -------     -------    -------    -------

    Earnings per common share and common
    share equivalent. . . . . . . . . . . . . . .  $  0.32     $  0.80    $  0.72    $  1.84
                                                   =======     =======    =======    =======
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